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                                                                    EXHIBIT 99.1

                    NETGEAR ANNOUNCES SECONDARY COMMON STOCK
                        OFFERING FOR SELLING STOCKHOLDERS

             NETGEAR DOES NOT INTEND TO SELL SHARES IN THE OFFERING

SANTA CLARA, CALIF. - JANUARY 22, 2004 - NETGEAR, Inc., (Nasdaq: NTGR) announced today that it intends to file a registration statement with the Securities and Exchange Commission for an underwritten offering with respect to up to 9,000,000 shares of Company Common stock to be offered on behalf of certain selling stockholders. A purpose of the offering is to provide for an orderly distribution of shares, primarily on behalf of certain long-standing financial investors, and to provide a larger public float of Company shares. The Company does not intend to offer shares in the offering. The Company currently expects to file the registration statement during its first fiscal quarter.

The Company's filing of the registration statement and offering are subject to agreement by the selling stockholders to participate, as well as market and other conditions. The number of shares offered by the selling stockholders may be increased or decreased, depending upon market conditions and the registration statement, if filed, may be withdrawn at any time.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 FOR NETGEAR, INC.: Various matters set forth in this press release, such as the intention to file a registration statement on Form S-1, are forward-looking statements. These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the specific market for Company common stock, the performance of the Company's business and other risks detailed from time-to-time in NETGEAR'S SEC filings and reports.

(C)2004 NETGEAR, Inc. NETGEAR(R), the NETGEAR Logo, and ProSafe are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.


CONTACTS:
Doug Hagan                           David Pasquale
Senior Manager, Public Relations     Senior Vice President, Investor Relations
NETGEAR, Inc.                        The Ruth Group
(408) 907-8053                       (646) 536-7006
doug.hagan@netgear.com               dpasquale@theruthgroup.com